Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan of our report dated March 12, 2018, except for Note 12, as to which the date is June 11, 2018, with respect to the consolidated financial statements of Rhythm Pharmaceuticals, Inc. included in Rhythm Pharmaceuticals’ Current Report on Form 8-K dated November 9, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 13, 2019